Pricing Supplement 2231ZZ To product supplement ZZ dated September 28, 2012, prospectus supplement dated September 28, 2012 and prospectus dated September 28, 2012	Registration Statement No. 333-184193 Dated October 8, 2014; Rule 424(b)(2)
Deutsche Bank
Structured Investments	Deutsche Bank AG $24,500,000 Autocallable Securities Linked to the Performance of the Indonesian Rupiah Relative to the U.S. Dollar due October 28, 2015
General
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The securities are designed for investors who seek a return linked to the performance of the Indonesian rupiah (the “Underlying Currency”) relative to the U.S. dollar (the “Reference Currency”). The securities will be automatically called and will pay a premium if the Currency Performance, calculated as set forth below, on any Observation Date is positive or zero (meaning that the Indonesian rupiah strengthens or remains unchanged relative to the U.S. dollar), or is negative (meaning that the Indonesian rupiah weakens relative to the U.S. dollar) but the Currency Performance is greater than or equal to -1.50%. If the securities are not automatically called and the Currency Performance for the last Observation Date is less than -1.50% but is greater than or equal to -10.00%, investors will receive at maturity the Face Amount per $1,000 Face Amount of securities. However, if the securities are not automatically called and the Currency Performance for the last Observation Date is less than -10.00%, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% the Currency Performance is negative. Investors should be willing to lose a significant portion or all of their initial investment if the securities are not automatically called and the Indonesian rupiah weakens relative to the U.S. dollar such that the Currency Performance for the last Observation Date is less than -10.00%. The securities do not pay any coupons. Any payment on the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG maturing October 28, 2015†
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The securities priced on October 8, 2014 (the “Trade Date”) and are expected to settle on October 14, 2014 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Currency:	Indonesian rupiah (“IDR”)
Reference Currency:	U.S. dollar (“USD”)
Automatic Call:
If the Currency Performance for any Observation Date is greater than or equal to -1.50%, the securities will be automatically called on the corresponding Call Settlement Date for a cash payment per $1,000 Face Amount of securities equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The Call Premiums reflect an annualized return of approximately 18.40%. The Observation Dates, expected Call Settlement Dates, Call Premiums and Call Payments are set forth in the table below.

	Observation Dates†	Expected Call Settlement Dates	Call Premium	Call Payment (per $1,000 Face Amount of securities)
	January 12, 2015	January 15, 2015	4.60%	$1,046.00
	April 10, 2015	April 15, 2015	9.20%	$1,092.00
	July 10, 2015	July 15, 2015	13.80%	$1,138.00
	October 23, 2015 (Final Valuation Date)	October 28, 2015 (Maturity Date)	18.40%	$1,184.00
	Any payment upon an automatic call of the securities is subject to the credit of the Issuer.
Call Settlement Dates:	The third business day following the relevant Observation Date.
Payment at Maturity:
If the securities are not automatically called, the Payment at Maturity per $1,000 Face Amount of securities will be:
•      If the Currency Performance for the last Observation Date is greater than or equal to -10.00%, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of securities equal to the Face Amount.
•      If the Currency Performance for the last Observation Date is less than -10.00%, you will be entitled to receive a cash payment at maturity calculated as follows:

	$1,000 + ($1,000 x Currency Performance)
If the securities are not automatically called and the Currency Performance for the last Observation Date is less than -10.00%, you will be fully exposed to the negative Currency Performance and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% the Currency Performance is negative. In this circumstance, you will lose a significant portion or all of your investment at maturity. Because the Currency Performance is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, you will lose all of your investment if the Final Spot Rate is greater than  or equal to 200.00% of the Initial Spot Rate. In no event will the payment at maturity be less than zero. Any payment at maturity is subject to the credit of the Issuer.

Currency Performance:	The performance of the Underlying Currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows:
	Initial Spot Rate – Final Spot Rate Initial Spot Rate

Because the Currency Performance is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate, the maximum positive Currency Performance will equal 100%. There is no comparable limit on the negative Currency Performance. The Currency Performance will be less than -100.00% if the Final Spot Rate is greater than 200.00% of the Initial Spot Rate. However, in no case will the payment at maturity be less than zero.

	(Key Terms continued on next page)
Investing in the securities involves a number of risks.  See “Risk Factors” beginning on page 8 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 8 of this pricing supplement.
The Issuer’s estimated value of the securities on the Trade Date is $975.00 per $1,000 Face Amount of securities, which is less than the Issue Price.  Please see “Issuer’s Estimated Value of the Securities” on page 3 of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement or prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per security	$1,000.00	$6.50	$993.50
Total	$24,500,000.00	$159,250.00	$24,340,750.00
(1) JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, which we refer to as JPMS LLC, or one of its affiliates will act as placement agents for the securities. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information about fees.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$24,500,000.00	$2,846.90
JPMorgan
Placement Agent
October 8, 2014

(Key Terms continued from previous page)
Spot Rate:
The IDR/USD Spot Rate on each date of calculation will be the Indonesian rupiah/U.S. dollar weighted average spot rate in the interbank market based on traded IDR/USD spot foreign exchange transactions, expressed as the amount of Indonesian rupiah per one U.S. dollar, for settlement in two business days, published by Bank Indonesia at approximately 10:00 a.m., Jakarta time as the Jakarta Interbank Spot Dollar Rate USD – IDR on Bank Indonesia’s website (www.bi.go.id) or otherwise made available by Bank Indonesia (or its successor as administrator).
A higher Spot Rate indicates a weakening of the Indonesian rupiah against the U.S. dollar, while a lower Spot Rate indicates a strengthening of the Indonesian rupiah against the U.S. dollar. Without limitation and in addition to any provisions in the accompanying product supplement, if the foregoing Spot Rate is unavailable (or is published in error), the Spot Rate may be selected by the calculation agent in good faith and in a commercially reasonable manner and/or the Observation Dates (including the Final Valuation Date) may be postponed by up to five currency business days.

Initial Spot Rate:	12,241.00, equal to the Spot Rate for the Underlying Currency on the Trade Date
Final Spot Rate:	For any Observation Date (including the Final Valuation Date), the Spot Rate for the Underlying Currency on such Observation Date
Trade Date:	October 8, 2014
Settlement Date:	October 14, 2014
Final Valuation Date†:	October 23, 2015
Maturity Date†:	October 28, 2015
Listing:	The securities will not be listed on any securities exchange.
CUSIP/ISIN:	25152RRN5 / US25152RRN51
†   Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the securities is equal to the sum of our valuations of the following two components of the securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest rates and mid-market levels of price and volatility of the assets underlying the securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities

You should read this pricing supplement together with product supplement ZZ dated September 28, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement ZZ dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005086/crt_dp33013-424b2.pdf

Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What Is the Payment on the Securities, Assuming a Range of Hypothetical Performances for the Spot Rate?

The tables and hypothetical examples set forth below are for illustrative purposes only.  The actual returns applicable to a purchaser of the securities will be determined on the Observation Dates (including the Final Valuation Date). The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing below may have been rounded for ease of analysis.

If the securities are called:

If the Currency Performance for any Observation Date is greater than or equal to -1.50%, the securities will be automatically called on the corresponding Call Settlement Date for a cash payment per $1,000 Face Amount of securities equal to $1,000 plus $1,000 multiplied by the Call Premium for the relevant Observation Date. The following table illustrates the hypothetical Call Payment upon an automatic call on any of the Observation Dates and reflects the Call Premiums of 4.60%, 9.20%, 13.80% and 18.40% for the respective Observation Dates.

Observation Dates	Expected Call Settlement Dates	Call Premium	Call Payment (per $1,000 Face Amount of securities)
January 12, 2015	January 15, 2015	4.60%	$1,046.00
April 10, 2015	April 15, 2015	9.20%	$1,092.00
July 10, 2015	July 15, 2015	13.80%	$1,138.00
October 23, 2015 (Final Valuation Date)	October 28, 2015 (Maturity Date)	18.40%	$1,184.00

If the securities are not called:

The following table illustrates how the hypothetical Payments at Maturity per $1,000 Face Amount of securities are calculated if the securities are not automatically called. The actual Initial Spot Rate is set forth on the cover of this pricing supplement. The numbers appearing below may have been rounded for ease of analysis.

Currency Performance (%)	Payment at Maturity ($)	Return on the Securities (%)
50.00%	N/A	N/A
40.00%	N/A	N/A
30.00%	N/A	N/A
20.00%	N/A	N/A
15.00%	N/A	N/A
10.00%	N/A	N/A
5.00%	N/A	N/A
0.00%	N/A	N/A
-1.50%	N/A	N/A
-5.00%	$1,000.00	0.00%
-7.50%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-15.00%	$850.00	-15.00%
-20.00%	$800.00	-20.00%
-30.00%	$700.00	-30.00%
-40.00%	$600.00	-40.00%
-60.00%	$400.00	-60.00%
-80.00%	$200.00	-80.00%
-100.00%	$0.00	-100.00%
-110.00%	$0.00	-100.00%

N/A: Not applicable because the securities will be automatically called if the Currency Performance is greater than or equal to -1.50% on the last Observation Date.

The following hypothetical examples illustrate how the hypothetical Payments at Maturity or hypothetical Call Payments set forth in the two tables above are calculated.

Example 1: The Final Spot Rate is less than the Initial Spot Rate (the Indonesian rupiah strengthens relative to the U.S. dollar), resulting in a Currency Performance of 20.00% on the first Observation Date. Because the Currency Performance for the first Observation Date is greater than -1.50%, the securities are automatically called, and the investor will receive a cash payment of $1,046.00 per $1,000 Face Amount of securities on the related Call Settlement Date, calculated as follows:

$1,000 + ($1,000 x Call Premium for the first Observation Date)
$1,000 + ($1,000 x 4.60%) = $1,046.00

Example 2: The securities have not been automatically called prior to the last Observation Date and the Final Spot Rate is less than the Initial Spot Rate (the Indonesian rupiah strengthens relative to the U.S. dollar), resulting in a Currency Performance of 10.00% on the last Observation Date. Because the Currency Performance for the last Observation Date is greater than -1.50%, the securities are automatically called, and the investor will receive a cash payment of $1,184.00 per $1,000 Face Amount of securities on the related Call Settlement Date (the Maturity Date), calculated as follows:

$1,000 + ($1,000 x Call Premium for the last Observation Date)
$1,000 + ($1,000 x 18.40%) = $1,184.00

Example 3: The securities have not been automatically called prior to the last Observation Date and the Final Spot Rate is greater than the Initial Spot Rate (the Indonesian rupiah weakens relative to the U.S. dollar), resulting in a Currency Performance of -5.00% on the last Observation Date. Because the Currency Performance for the last Observation Date is less than -1.50%, the securities are not automatically called on the last Observation Date. Even though the Currency Performance of -5.00% is negative, because the Currency Performance is greater than -10.00%, the investor will receive a Payment at Maturity of $1,000.00 per $1,000 Face Amount of securities.

Example 4: The securities have not been automatically called prior to the last Observation Date and the Final Spot Rate is less than the Initial Spot Rate (the Indonesian rupiah weakens relative to the U.S. dollar), resulting in a Currency Performance of -40.00% on the last Observation Date. Because the Currency Performance for the last Observation Date is less than -1.50%, the securities are not automatically called on the last Observation Date. Since the Currency Performance of -40.00% is less than -10.00%, the investor will receive a Payment at Maturity of $600.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Currency Performance)
$1,000 + ($1,000 x -40.00%) = $600.00

Example 5: The securities have not been automatically called prior to the last Observation Date and the Final Spot Rate is greater than 200.00% of the Initial Spot Rate (the Indonesian rupiah weakens relative to the U.S. dollar), resulting in a Currency Performance of less than -100.00% on the last Observation Date. Because the Currency Performance for the last Observation Date is less than -1.50%, the securities are not automatically called on the last Observation Date. Since the Currency Performance is less than -100.00%, the investor will receive a Payment at Maturity of $0.00 per $1,000 Face Amount of securities.

Selected Purchase Considerations

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FIXED APPRECIATION POTENTIAL IF THE SECURITIES ARE AUTOMATICALLY CALLED — The securities are designed for investors who believe that the Indonesian rupiah will not weaken relative to the U.S. dollar over the term of the securities such that the Currency Performance is less than -1.50%, and who are willing to risk losing up to 100.00% of their initial investment if the securities are not automatically called and the Currency Performance for the last Observation Date is less than -10.00%.  If the securities are automatically called, you will receive a positive return reflecting the Call Premium for the applicable Observation Date.

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LIMITED PROTECTION AGAINST LOSS — If the securities are not automatically called and the Currency Performance is greater than or equal to -10.00% on the last Observation Date, you will receive at maturity the Face Amount per $1,000 Face Amount of securities. If the Currency Performance is less than -10.00% on the last Observation Date, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% the Currency Performance is negative. In this circumstance, you will lose a significant portion or all of your investment.  Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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POTENTIAL EARLY EXIT WITH APPRECIATION AS A RESULT OF THE AUTOMATIC CALL FEATURE — While the original term of the securities is approximately 12 months, the securities will be called if the Currency Performance is greater than or equal to -1.50% on any Observation Date, and you will be entitled to a return on the securities on the applicable Call Settlement Date of approximately 18.40% per annum, or approximately 4.60% on a quarterly basis.

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EXPOSURE TO THE UNDERLYING CURRENCY RELATIVE TO THE REFERENCE CURRENCY — The return on the securities, which may be positive, zero or negative, is linked to the performance of the Indonesian rupiah, which we refer to as the Underlying Currency, relative to the U.S. dollar, which we refer to as the Reference Currency, as described herein.  Accordingly, the Currency Performance will increase as the Underlying Currency strengthens relative to the U.S. dollar, and will decrease as the Underlying Currency weakens relative to the U.S. dollar.

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TAX CONSEQUENCES  — Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the notes. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the securities as prepaid financial contracts that are not debt, with the consequences described below. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially and adversely affect the timing and character of income or loss on your securities. If the securities are treated as prepaid financial contracts that are not debt, you should not recognize taxable income or loss prior to the taxable disposition of your securities (including at maturity or pursuant to a call). The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts that are not debt is respected, except where otherwise indicated.

Your gain or loss on the securities should be treated as ordinary income or loss under Section 988 of the Internal Revenue Code (the “Code”) unless, before the close of the day on which you acquire the securities, you make a valid election pursuant to the applicable Treasury regulations under Section 988 to treat such gain or loss as capital gain or loss (a “capital gain election”). Assuming that the securities are properly treated as prepaid financial contracts that are not debt, our special tax counsel believes that it is reasonable to treat the capital gain election as available and that, even if the securities are not so treated, there should be no adverse consequences as a result of having made a protective capital gain election. However, because there is no direct legal authority addressing the availability of the capital gain election for instruments such as the securities, our special tax counsel is unable to conclude that it is more likely than not that the election is available.

To make the capital gain election (assuming it is available), you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to the election and file a prescribed statement verifying the election with your federal income tax return or (b) obtain “independent verification” of the election. Assuming that you are permitted to, and do, make the election, your gain or loss on the securities should be short-term capital gain or loss unless you have held the securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. The deductibility of capital losses is subject to limitations. If you do not make a valid capital gain election, special reporting rules could apply if your ordinary losses under Section 988 exceed a specified threshold.

It is possible that the securities might be treated as “foreign currency contracts” under the mark-to-market regime of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income or loss as if the securities had been sold for fair market value).  Under this treatment, if applicable, gain or loss recognized on marking the securities to market and on the disposition of the securities would be ordinary in character absent a valid capital gain election (as described above).  If the election is available and a valid election is made, gain or loss recognized on marking the securities to market and on maturity or disposition of the securities would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to how long you had held your securities.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a particular financial instrument with some similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable from the instrument described in the revenue ruling, but if the reach of the revenue ruling were extended, it could materially and adversely affect the tax consequences for U.S. holders of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks.  Investing in the securities is not equivalent to investing directly in the Underlying Currency.  In addition to these selected risk considerations, you should review the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment.  The return on the securities at maturity is linked to the performance of the Indonesian rupiah relative to the U.S. dollar and will depend on whether the securities are automatically called, and if the securities are not automatically called, on the Currency Performance. If the securities are not automatically called, you will not receive a positive return on the securities.  Moreover, if the securities are not automatically called and the Currency Performance for the last Observation Date, calculated as set forth herein, is less than -10.00%, your investment will be fully exposed to the negative Currency Performance and, for each $1,000 Face Amount of securities, you will lose 1.00% of the Face Amount for every 1.00% the Currency Performance is negative. In this circumstance, you will lose a significant portion or all of your investment in the securities. Any payment on the securities is subject to our ability to satisfy our obligations as they become due.

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THE MAXIMUM RETURN TO THE SECURITIES IS LIMITED TO THE CALL PREMIUM — The return on the securities is limited to the pre-specified Call Premium on the relevant Observation Date, regardless of the performance of the Underlying Currency relative to the Reference Currency. In addition, since the securities could be called as early as the first Observation Date, the term of your investment could be as short as three months, and your return on the securities would be less than what you would receive if the securities were automatically called on a later Observation Date.  If the securities are not automatically called, you will not realize a positive return on the securities, and you may lose up to 100.00% of your initial investment if the Currency Performance is less than -10.00%.

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REINVESTMENT RISK — If your securities are automatically called, the term of the securities may be reduced to as short as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to the Maturity Date.

•	THE SECURITIES DO NOT PAY ANY COUPONS — Unlike ordinary debt securities, the securities do not pay any coupons and do not guarantee any return of the initial investment at maturity.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the securities depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the securities and you could lose your entire investment.

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THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE WILL BE LESS THAN THE ISSUE PRICE OF THE SECURITIES — The Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities.  The difference between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the securities, reduces the economic terms of the securities to you and is expected to adversely affect the price at which you may be able to sell the securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.  If at any time a third party dealer were to quote a price to purchase your securities or otherwise value your securities, that price or value may differ materially from the estimated value of the securities determined by reference to our internal funding rate and pricing models.  This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the securities in the secondary market.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING CURRENCY— You may receive a lower return on the securities than you would have realized if you had made a direct, uncapped investment in the Underlying Currency. The Currency Performance is based upon the formula set forth above. The Currency Performance is dependent solely on such stated formula and not on any other formula that could be used for calculating currency performances.

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LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency exchange rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency exchange rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Underlying Currency relative to the Reference Currency and, consequently, the value of and return on the securities.

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THE METHOD OF CALCULATING THE CURRENCY PERFORMANCE WILL DIMINISH ANY UNDERLYING CURRENCY STRENGTHENING AND MAGNIFY ANY UNDERLYING CURRENCY WEAKENING RELATIVE TO THE REFERENCE CURRENCY — The Currency Performance is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Initial Spot Rate. However, another way to calculate the return of the Underlying Currency relative to the Reference Currency is to calculate the return that would be achieved by converting U.S. dollars into Indonesian rupiah at the Initial Spot Rate on the Trade Date and then on the relevant Observation Date, converting back into U.S. dollars (which we refer to as a conversion return). The conversion return is calculated by dividing the difference between the Initial Spot Rate and the Final Spot Rate by the Final Spot Rate. Under the calculation method of the Currency Performance, the denominator of the fraction will always be smaller than in a conversion return equation if the Underlying Currency weakens relative to the Reference Currency and greater than a conversion return equation if the Reference Currency strengthens relative to the Underlying Currency. As a result, any Underlying Currency strengthening relative to the Reference Currency will be diminished, while any Underlying Currency weakening relative to the Reference Currency will be magnified, as compared to the conversion return. For example, assuming the Initial Spot Rate is 10, if the Spot Rate were to decrease (meaning the Underlying Currency strengthens relative to the Reference Currency) to a Final Spot Rate of 9, the Currency Performance would be 10.00%. However, the conversion return for a Final Spot Rate of 9 would have been 11.11%. Conversely, if the Spot Rate were to increase (meaning the Underlying Currency weakens relative to the Reference Currency) to a Final Spot Rate of 11, the Currency Performance, would be -10.00%. However, the conversion return for a Final Spot Rate of 11 would have been only -9.09%.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Investors in the securities will be exposed to currency exchange rate risk with respect to the Underlying Currency and the Reference Currency. The Currency Performance will depend on the extent to which the Underlying Currency strengthens or weakens against the Reference Currency. Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. Changes in foreign currency exchange rates result from the interaction of many factors directly or indirectly affecting economic and political conditions in the Underlying Currency’s country and economic and political developments in the Reference Currency’s country. Additionally, the volatility of the currency exchange rate between the Underlying Currency and the Reference Currency could affect the value of the securities.

Of particular importance to currency exchange rate risk are:

•  existing and expected rates of inflation;

•  existing and expected interest rate levels;

•  political, civil or military unrest;

•  the balance of payments between Indonesia and the U.S.; and

•  the extent of governmental surpluses or deficits in Indonesia and the U.S.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Indonesia, the U.S. and other countries important to international trade and finance.

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CURRENCY MARKETS MAY BE VOLATILE — The securities are linked to the performance of the Indonesian rupiah, as the Underlying Currency, relative to the U.S. dollar, as the Reference Currency, and investors should consider factors that could affect the Underlying Currency or the Reference Currency during the term of the securities. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency risks include, but are not limited to, convertibility risk, market volatility and the potential impact of actions taken by governments, which may include the regulation of exchange rates or foreign investments, the imposition of taxes, the issuance of new currency to replace an existing currency or the evaluation or revaluation of a currency. These factors may affect the Spot Rate and, therefore, the value of your securities in varying ways.

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THE SECURITIES ARE SUBJECT TO EMERGING MARKETS RISK — The Underlying Currency is the currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. Future political changes may adversely affect the economic conditions of an emerging market nation. Political or economic instability could affect the value of the securities and the return on the securities.

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THE SECURITIES ARE LINKED TO THE PERFORMANCE OF A SINGLE UNDERLYING CURRENCY RELATIVE TO A REFERENCE  CURRENCY AND THEREFORE EXPOSE YOU TO SIGNIFICANT NON-DIVERSIFIED CURRENCY RISK — Your investment in the securities is subject to the risk of significant fluctuations in the performance of a single currency, the Indonesian rupiah, relative to the U.S. dollar. Because the securities are linked to a single currency as opposed to a basket of currencies, adverse movements in the exchange rate between the Underlying Currency and the Reference Currency will not be offset or moderated by potentially favorable movements in the exchange rates of other currencies as if the securities were linked to a currency basket.

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THE RECENT GLOBAL FINANCIAL CRISIS OR ANY FUTURE FINANCIAL CRISIS CAN BE EXPECTED TO HEIGHTEN CURRENCY EXCHANGE RISKS — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others, with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the U.S. government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the Underlying Currency relative to the Reference Currency.  Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the performance of the Underlying Currency relative to the Reference Currency and the value of the securities.

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IF THE LIQUIDITY OF THE UNDERLYING CURRENCY IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on an Observation Date (including the Final Valuation Date) would likely have an adverse effect on the Final Spot Rate, and therefore, reduce the likelihood the securities are automatically called and/or adversely affect the return on your securities. Limited liquidity relating to the Underlying Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Currency Performance using its normal means. The resulting discretion by the calculation agent in determining the Currency Performance could, in turn, result in potential conflicts of interest.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rate between the Underlying Currency and the Reference Currency and, therefore, the value of the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE UNDERLYING CURRENCY — Changes in the Underlying Currency during the term of the securities before the relevant Observation Date (including the Final Valuation Date) will not be reflected in the calculation of the Payment at Maturity or in determining whether the securities will be automatically called.  The Currency Performance will be calculated only as of the relevant Observation Date, and will be based on the Final Spot Rate. As a result, the Currency Performance may be less than -1.50% even if the Underlying Currency relative to the Reference Currency had moved favorably at certain times during the term of the securities before moving to an unfavorable level on the relevant Observation Date.

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HISTORICAL PERFORMANCE OF THE UNDERLYING CURRENCY RELATIVE TO THE REFERENCE CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING CURRENCY RELATIVE TO THE REFERENCE CURRENCY DURING THE TERM OF THE SECURITIES — It is impossible to predict whether the Spot Rate will rise or fall.  The actual performance of the Underlying Currency relative to the Reference Currency over the term of the securities may bear little relation to the historical exchange rates between the Underlying Currency and the Reference Currency and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement.

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MARKET DISRUPTIONS AND GOVERNMENT ACTIONS, INCLUDING THOSE SPECIFICALLY AFFECTING DEUTSCHE BANK AG, MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that a Market Disruption Event (as defined in the accompanying product supplement) has occurred, which may include without limitation: a general inconvertibility event that generally makes it impossible to convert the Underlying Currency into the Reference Currency through customary legal channels; a general non-transferability event that generally makes it impossible (a) to deliver the Reference Currency from accounts inside the Underlying Currency’s home country to accounts outside the Underlying Currency’s home country, or (b) to deliver the Underlying Currency between accounts inside the Underlying Currency’s home country or to a party that is a non-resident of the Underlying Currency’s home country; a default or other similar event with respect to any security or indebtedness of, or guaranteed by, any governmental authority of the Underlying Currency’s home country; any change in the laws or regulations, or official interpretations of such, in the Underlying Currency’s home country; any nationalization or other action by a relevant governmental authority that deprives Deutsche Bank AG or any of its affiliates of all or substantially all of its assets in the Underlying Currency’s home country; or the inability by Deutsche Bank AG or any of its affiliates, after using commercially reasonable efforts, to acquire, establish, re-establish, substitute, maintain, unwind or dispose of any hedge position relating to the securities.

Upon the occurrence of one of these events, or another event that is included as a Market Disruption Event, it is possible that an Observation Date (including the Final Valuation Date) and the relevant Call Settlement Date or the Maturity Date, as applicable, may be postponed. It is also possible that, upon the occurrence of any of these events, the calculation agent will determine the Spot Rate as set forth under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement and such Spot Rate may differ substantially from the Spot Rate calculated based on the published exchange rates between the Underlying Currency and the Reference Currency in the absence of such events. As a result, any such Market Disruption Event may adversely affect your return on the securities. If the securities are not automatically called, the amount you receive at maturity may be significantly less than your initial investment and may be zero.

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ASSUMING NO CHANGES IN MARKET CONDITIONS AND OTHER RELEVANT FACTORS, THE PRICE YOU MAY RECEIVE FOR YOUR SECURITIES IN SECONDARY MARKET TRANSACTIONS WOULD GENERALLY BE LOWER THAN BOTH THE ISSUE PRICE AND THE ISSUER’S ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE — While the payment(s) on the securities described in this pricing supplement is based on the full Face Amount of your securities, the Issuer’s estimated value of the securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the securities. The Issuer’s estimated value of the securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your securities in the secondary market at any time.  Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.  Our purchase price, if any, in secondary market transactions would be based on the estimated value of the securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately three months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you.  The securities are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your securities to maturity.

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THE SECURITIES WILL NOT BE LISTED AND THERE WILL LIKELY BE LIMITED LIQUIDITY — The securities will not be listed on any securities exchange. There may be little or no secondary market for the securities.  We or our affiliates intend to act as market makers for the securities but are not required to do so and may cease such market making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the securities when you wish to do so or at a price advantageous to you.  Because we do not expect other dealers to make a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the securities.  If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the securities.  If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the Underlying Currency has strengthened relative to the Reference Currency since the Trade Date.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES — While we expect that, generally, the Spot Rate on any day will affect the value of the securities more than any other single factor, the value of the securities will also be affected by a number of other factors that may either offset or magnify each other, including:

•  the expected volatility of the Underlying Currency relative to the Reference Currency;

•  the time remaining to the maturity of the securities;

•  interest rates and yields in the market generally and in the markets of the Underlying Currency and the Reference Currency;

•  geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying Currency, the Reference Currency or the markets generally;

•  suspension or disruption of market trading of the Underlying Currency;

•  supply and demand for the securities; and

•  our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates expect to hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options or exchange traded instruments. Such trading and hedging activities may adversely affect the Spot Rate and therefore make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Currency on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Underlying Currency. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the securities.

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WE, OUR AFFILIATES OR OUR AGENTS, OR JPMORGAN CHASE & CO. OR ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD ADVERSELY AFFECT THE CURRENCY PERFORMANCE OF THE UNDERLYING CURRENCY TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may publish research from time to time on financial markets and other matters that could adversely affect the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by us, our affiliates or our agents, or JPMorgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the securities and the Underlying Currency to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent, hedging our obligations under the securities and determining the Issuer’s estimated value of the securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the securities on any relevant date or time. The calculation agent also has some discretion as to how the calculations are made, in particular if the Spot Rate is not available (or is published in error) on an Observation Date (including the Final Valuation Date) and will be responsible for determining whether a Market Disruption Event has occurred. Any determination by the calculation agent could adversely affect the return on the securities.

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THERE IS SUBSTANTIAL UNCERTAINTY REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES — As of the date of this pricing supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are not debt, as described above under “Tax Consequences.” Even if this treatment is respected, substantial uncertainties remain. For instance, you might not be permitted to make a capital gain election with respect to your securities. It is also possible that you might be required to “mark to market” your securities at the end of each tax year.  If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities could be materially and adversely affected. In addition, as described above under “Tax Consequences,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

In 2007, the IRS also released a revenue ruling holding that a particular financial instrument with some similarity to the securities is properly treated as a debt instrument denominated in a foreign currency. The securities are distinguishable from the instrument described in the revenue ruling, but if the reach of the revenue ruling were extended, it could materially and adversely affect the tax consequences for U.S. holders of an investment in the securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the capital gain election, possible alternative treatments and the issues presented by the 2007 notice and ruling), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the securities will be used in connection with hedging our obligations under the securities through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or an Observation Date (including the Final Valuation Date) could adversely affect the

Spot Rate and, as a result, could decrease the likelihood the securities are automatically called and the amount you may receive on the securities.

Historical Information

The following table sets forth the historical high, low and period-end exchange rates for the number of units of Indonesian rupiah per one U.S. dollar for the period from October 3, 2004 through October 3, 2014 and the graph shows the historical exchange rates for the same period. The table uses exchange rates that are based on Bloomberg quotations for historical high and low exchange rates and Bloomberg end-of-day quotations for the period-end dates and the graph uses daily exchange rates that are based on Bloomberg end-of-day quotations. We have not participated in the preparation of, or verified, the quotations obtained from Bloomberg. The end-of-day quotation for the Underlying Currency relative to the Reference Currency on October 3, 2014 was 12,178.00. The Spot Rate on the Trade Date is the Initial Spot Rate set forth above under “Key Terms.” The numbers appearing in the table may have been rounded for ease of analysis.

The historical data set forth below is for illustrative purposes only and is not indicative of the historical or future values of the Spot Rate set forth above or the Currency Performance. We cannot give you any assurance that the Currency Performance will be greater than -1.50%. Any historical upward or downward trend in the exchange rate set forth in the following table or graph during any period set forth below is not an indication that the Spot Rate or Currency Performance is more or less likely to increase or decrease at any time during the term of the securities. As set forth in the graph below, a higher exchange rate indicates a weakening of the Underlying Currency relative to the Reference Currency, while a lower exchange rate indicates a strengthening of the Underlying Currency relative to the Reference Currency. The daily exchange rates published by Bloomberg are not calculated the same way as the Spot Rate set forth above and may differ from the Spot Rate. We will not use Bloomberg to determine the Spot Rate.

Indonesian Rupiah
Historical High, Low and Period-End Exchange Rates
October 3, 2004 through October 3, 2014
(expressed as units of Indonesian rupiah per one U.S. dollar)

Indonesian rupiah	High	Low	Period End
2004	9,385.00	8,910.00	9,270.00
2005	10,875.00	9,115.00	9,830.00
2006	9,846.00	8,694.00	8,995.00
2007	9,482.00	8,650.00	9,393.00
2008	13,000.00	9,045.00	11,120.00
2009	12,160.00	9,280.00	9,404.00
2010	9,440.00	8,881.00	8,996.00
2011	9,367.00	8,458.00	9,069.00
2012	9,815.00	8,875.00	9,793.00
2013	12,281.00	9,603.00	12,171.00
2014 (through October 3, 2014)	12,280.00	11,254.00	12,178.00

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and JPMS LLC or one of its affiliates, acting as placement agents for the securities, will receive a fee from the Issuer of $6.50 per $1,000 Face Amount of securities.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee, pursuant to the senior indenture, and delivered against payment as contemplated herein, such securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the securities by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.